UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gerdau S.A.

(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Av. Farrapos 1811
Porto Alegre, Rio Grande do Sul - Brazil CEP	90220-005
(Address of Principal Executive Offices)	(Zip Code)

(i) Equity Incentive Plan

(ii) Equity Ownership Plan

(iii) Long-Term Incentive Plan of Gerdau Ameristeel Corporation

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738 6680

(Telephone number, including area code, of agent for service)

Copy to:

Ross Kaufman
Greenberg Traurig, LLP
MetLife Building, 200 Park Avenue, New York, NY 10166
Tel: 212 801 9380
Fax: 212 801 6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 1 2b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

(i) Equity Incentive Plan:
Preferred shares no par value of Gerdau S.A.	12,788,363	$13.59	$173,793,853	$12,391.50

(ii) Equity Ownership Plan:

Preferred shares no par value of Gerdau S.A.	350,762	$13.59	$4,766,855	$339.88

(iii) Long-Term Incentive Plan of Gerdau Ameristeel Corporation:

Preferred shares no par value of Gerdau S.A.	4,795,636	$13.59	$65,172,693	$4,646.81

(1) American Depositary Shares issuable upon the deposit of the Preferred Shares registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Share will represent one Preferred share of Gerdau S.A. (an “ADS”).

(2) Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices of a preferred ADS (defined above) as reported on the New York Stock Exchange on December 15, 2010.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by Gerdau S.A. (“Gerdau”) with the Commission, are incorporated herein by reference and made a part hereof:

(a)           Gerdau’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2009, filed with the Commission on November 5, 2010 (File No. 001-14878); and

(b)           The description of Gerdau’s preferred shares and American Depositary Shares representing preferred shares contained in our Registration Statement on Form F-3 filed with the Commission on April 11, 2008 (File No. 333-150221).

All reports and other documents filed by Gerdau pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Neither the laws of Brazil nor Gerdau’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action.

Gerdau maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Gerdau itself with respect to payments which may be made by Gerdau to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference hereto.

4.1          By-laws of Gerdau S.A., incorporated by reference to our 2009 Annual Report on Form 20-F/A, filed with the Commission on November 5, 2010 (File No. 001-14878).

4.2          Deposit Agreement, incorporated by reference to our Registration Statement on Form F-6 filed with the Commission on May 6, 2003 (File No. 333-9896).

4.3          Equity Incentive Plan.

4.4          Equity Ownership Plan.

4.5          Long-Term Incentive Plan of Gerdau Ameristeel Corporation.

23.1        Consent of Deloitte Touche Tohmatsu Auditores Independentes.

24           Power of Attorney (included on signature pages).

Item 9. Undertakings.

(a)           Gerdau hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Gerdau pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Gerdau hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Gerdau’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Gerdau pursuant to the foregoing provisions, or otherwise, Gerdau has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Gerdau of expenses incurred or paid by a director, officer or controlling person of Gerdau in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Gerdau will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Gerdau certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, on December 16, 2010.

GERDAU S.A.

By:	/s/ André Bier Gerdau Johannpeter
Name: André Bier Gerdau Johannpeter
Title: Chief Executive Officer

By:	/s/ Osvaldo Burgos Schirmer
Name: Osvaldo Burgos Schirmer
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Osvaldo Burgos Schirmer and Mr. André Bier Gerdau Johannpeter, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	NAME / TITLE	DATE

/s/ André Bier Gerdau Johannpeter	André Bier Gerdau Johannpeter	December 16, 2010
President and Chief Executive Officer

/s/ Osvaldo Burgos Schirmer	Osvaldo Burgos Schirmer	December 16, 2010
Vice President and Chief Financial Officer

/s/ Geraldo Toffanello	Geraldo Toffanello	December 16, 2010
Executive Officer (Principal Accounting Officer)

By: /s/ Donald J. Puglisi	Puglisi & Associates	December 16, 2010
Authorized Representative of Gerdau S.A. in the United States

/s/ Jorge Gerdau Johannpeter	Jorge Gerdau Johannpeter	December 16, 2010
Chairman of the Board of Directors

/s/ Germano Hugo Gerdau Johannpeter	Germano Hugo Gerdau Johannpeter	December 16, 2010
Vice-Chairman

/s/ Klaus Gerdau Johannpeter	Klaus Gerdau Johannpeter	December 16, 2010
Vice-Chairman

/s/ Frederico Carlos Gerdau Johannpeter	Frederico Carlos Gerdau Johannpeter	December 16, 2010
Vice-Chairman

/s/ André Pinheiro de Lara Resende	André Pinheiro de Lara Resende	December 16, 2010
Director

/s/ Affonso Celso Pastore	Affonso Celso Pastore	December 16, 2010
Director

/s/ Oscar de Paula Bernardes	Oscar de Paula Bernardes Neto	December 16, 2010
Director

/s/ André Bier Gerdau Johannpeter	André Bier Gerdau Johannpeter	December 16, 2010
Director

/s/ Claudio Johannpeter	Claudio Johannpeter	December 16, 2010
Director

/s/ Expedito Luz	Expedito Luz	December 16, 2010
Secretary-General

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	By-laws of Gerdau S.A., incorporated by reference to our 2009 Annual Report on Form 20-F/A, filed with the Commission on November 5, 2010 (File No. 001-14878)
4.2	Deposit Agreement, incorporated by reference to our Registration Statement on Form F-6 filed with the Commission on May 6, 2003 (File No. 333-9896)
4.3	Equity Incentive Plan
4.4	Equity Ownership Plan
4.5	Long-Term Incentive Plan of Gerdau Ameristeel Corporation
23	Consent of Deloitte Touche Tohmatsu Auditores Independentes
24	Power of Attorney (included on signature pages)